Exhibit 10.3

COMMON UNIT REPURCHASE AGREEMENT

This Common Unit Repurchase Agreement, dated as of January 24, 2018 (this “Agreement”), is by and among Sunoco LP, a Delaware limited partnership (“SUN”), Heritage Holdings, Inc., a Delaware corporation (“HHI”), and ETP Holdco Corporation, a Delaware corporation (“ETP Holdco” and together with HHI, the “ETP Entities”). SUN, HHI and ETP Holdco are sometimes individually referred to herein as a “Party” and collectively referred to herein as the “Parties.” Defined terms used but not defined herein have the meaning given to them in Annex A.

WHEREAS, HHI is the record owner of 14,189,021 common units representing limited partner interests of SUN (“SUN Common Units”), and ETP Holdco is the record owner of 18,808,703 SUN Common Units;

WHEREAS, the Parties desire to effect a transaction in which HHI will transfer to SUN 14,189,021 SUN Common Units and ETP Holdco will transfer to SUN 3,097,838 SUN Common Units (collectively, the “Subject Units”) in exchange for an amount of cash equal to (i) $31.2376, the volume-weighted average trading price of SUN Common Units on the New York Stock Exchange for the ten (10) trading days immediately preceding the date hereof, multiplied by (ii) the number of Subject Units (the “Cash Consideration”); and

WHEREAS, in connection with the transfer of the Subject Units, SUN and each of the ETP Entities will enter into Assignment Agreements (the “Assignments”; the Assignments together with this Agreement, the “Transaction Documents”), in a form as agreed to by the Parties, which shall provide for the assignment of the Subject Units from the ETP Entities to SUN.

Accordingly, the Parties agree as follows:

ARTICLE I

THE TRANSACTIONS

Section 1.1 Repurchase, Delivery and Cancellation of the Subject Units.

(a) Pursuant to the terms of this Agreement, at the Closing (as defined herein) the ETP Entities shall sell, assign, deliver and convey or cause to be sold, assigned, delivered and conveyed the Subject Units to SUN, pursuant to the Assignments, together with such other transfer documents or instruments that may be necessary, or which SUN may reasonably request, in order to deliver to SUN the Subject Units, free and clear of all Liens, and SUN shall repurchase and acquire all of the Subject Units, free and clear of all Liens, and in consideration therefor, SUN shall pay to the ETP Entities the Cash Consideration;

(b) The closing of the transactions contemplated by this Agreement (the “Closing”), shall take place on February 7, 2018 or such other date as the Parties may agree (the “Closing Date”) at the offices of the ETP Entities, 8111 Westchester Drive, Suite 600, Dallas, Texas 75225. Immediately after the Closing, SUN shall cancel the Subject Units. In the event that the Closing has not occurred on or before February 28, 2018, this Agreement may be terminated by SUN, HHI or ETP Holdco by written notice to the other Parties; provided, that this Agreement may be terminated on such earlier date upon mutual written consent of the Parties. In the event of termination pursuant to this Section 1.1(b), this Agreement shall be terminated and become void and have no effect and there shall be no liability hereunder on the part of SUN, HHI or ETP Holdco.

Section 1.2 ETP Entities Closing Deliverables. Upon the terms of this Agreement, at the Closing, each of the ETP Entities shall deliver (or cause to be delivered):

(a) the Subject Units, the Assignments, which shall have been duly executed on behalf of each of the ETP Entities, as applicable, and such other transfer documents or instruments that may be necessary to deliver to SUN the Subject Units in accordance with Section 1.1(a), including any certificates evidencing the Subject Units, which certificates shall be duly endorsed by each of the ETP Entities, as applicable; and

(b) all other documents, instruments and writings required, or reasonably requested, to be delivered or caused to be delivered by the ETP Entities at the Closing under this Agreement.

Section 1.3 SUN Closing Deliverables. Upon the terms of this Agreement, at the Closing, SUN shall deliver (or cause to be delivered):

(a) the Cash Consideration;

(b) the Assignments in accordance with Section 1.1(a), which shall have been duly executed on behalf of SUN; and

(b) all other documents, instruments and writings required, or reasonably requested, to be delivered or caused to be delivered by SUN at the Closing under this Agreement.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF THE ETP ENTITIES

Each of the ETP Entities represents and warrants to SUN as of the date hereof as follows:

Section 2.1 Organization. Each of the ETP Entities is a corporation duly formed, validly existing and in good standing under the Laws of the State of Delaware.

Section 2.2 Power and Authority; Enforceability. Each of the ETP Entities has full corporate power and authority to execute and deliver each of the Transaction Documents to which it is a party and consummate the transactions contemplated by the Transaction Documents to which it is a party. The execution and delivery by each of the ETP Entities of the Transaction Documents to which it is a party and the consummation of the transactions contemplated thereby have been duly authorized by all requisite corporate action on the part of each of the ETP Entities and no further consent, approval or action is required by or from either of the ETP Entities, the board of directors of either of the ETP Entities, any stockholders of either of the ETP Entities, or either of the ETP Entities’ creditors in connection with the transactions contemplated hereby or thereby. Assuming this Agreement has been duly authorized, executed and delivered by SUN, this Agreement constitutes a legal, valid and binding obligation of each of the ETP Entities, enforceable against each of the ETP Entities in accordance with its terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other Laws of general application affecting enforcement of creditors’ rights generally and as limited by Laws relating to the availability of specific performance, injunctive relief or other equitable remedies (the “Enforceability Exceptions”). On the Closing Date, assuming the Assignments have been duly authorized, executed and delivered by SUN, each Assignment will constitute a legal, valid and binding obligation of each of the ETP Entities, enforceable against each of the ETP Entities in accordance with its terms, subject to the Enforceability Exceptions.

Section 2.3 No Conflicts. The execution, delivery and performance by each of the ETP Entities of the Transaction Documents to which it is a party, and the transactions contemplated thereby, do not and will not (i) violate any Law applicable to either of the ETP Entities, (ii) conflict with any provision of the charter or bylaws of either of the ETP Entities, (iii) require or make necessary any consent, approval or other action of, or notice to, any Person under any agreement or other document or instrument to which either of the ETP Entities are a party or by which either of the ETP Entities, or any of its assets or properties, are bound, except for those consents, approvals or other actions that have already been obtained or made, or (iv) conflict with, or result in a violation of, any agreement or other document or instrument to which either of the ETP Entities is a party or by which either of the ETP Entities, or any of its assets or properties, is bound.

Section 2.4 Ownership of SUN Units. As of the date hereof, HHI is, and as of the Closing Date, HHI shall be, the record owner of 14,189,021 SUN Common Units, and ETP Holdco is, and as of the Closing Date shall be, the record owner of 18,808,703 SUN Common Units. After giving effect to the transactions contemplated hereby, HHI will be the record owner of zero (0) SUN Common Units, and ETP Holdco will be the record owner of 15,710,865 SUN Common Units. At the Closing, each of the ETP Entities shall deliver the Subject Units to SUN free and clear of all Liens. None of the Subject Units is subject to any voting trust or other contract, agreement, arrangement, commitment or understanding, written or oral, restricting or otherwise relating to the voting or disposition of the Subject Units, other than this Agreement and the organizational documents of SUN. No proxies or powers of attorney have been granted with respect to the Subject Units, other than proxies or powers of attorney that (a) would not reasonably be expected to impair the ability of either of the ETP Entities to deliver the Subject Units to SUN as contemplated hereby and (b) would not apply to the Subject Units after the delivery of the Subject Units to SUN pursuant to this Agreement. Except as contemplated herein, there are no outstanding warrants, options, agreements, convertible or exchangeable securities or other commitments pursuant to which either of the ETP Entities is or may become obligated to transfer any of the Subject Units, except as (x) would not reasonably be expected to impair the ability of either of the ETP Entities to deliver the Subject Units to SUN as contemplated hereby and (y) would not apply to the Subject Units after the delivery of the Subject Units to SUN pursuant to this Agreement.

Section 2.5 Litigation. There is no Proceeding pending or, to the knowledge of each of the ETP Entities, threatened against either of the ETP Entities, or against any officer, manager or director of either of the ETP Entities, in each case related to the Subject Units or the transactions contemplated hereby. Neither of the ETP Entities is a party or subject to any order, writ, injunction, judgment or decree of any court or Governmental Authority relating to the Subject Units or the transactions contemplated hereby.

Section 2.6 Governmental Authorizations. Except for any filings that may be required pursuant to Sections 13(d), 13(f), 13(g), and 16 of the Exchange Act, no consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any Governmental Authority is required on the part of either of the ETP Entities in connection with the execution, delivery and performance by the each of the ETP Entities of the Transaction Documents to which it is a party or the delivery of the Subject Units to SUN pursuant to this Agreement.

Section 2.7 Acknowledgement. Each of the ETP Entities acknowledges that it has made its own analysis of the fairness of the transactions contemplated hereby and has not relied on any advice or recommendation by SUN or SUN’s partners, directors, officers, agents or affiliates with respect to its decision to enter into this Agreement and to consummate the transactions contemplated hereby. Each of the ETP Entities has had sufficient opportunity and time to investigate and review the business, management and financial affairs of SUN, and has had sufficient access to management of SUN, before its decision to enter into this Agreement, and further has had the opportunity to consult with all advisers it deems appropriate or necessary to consult with in connection with this Agreement and any action arising hereunder, including tax and accounting advisers. Each of the ETP Entities acknowledges that, in connection with its entry into this Agreement and consummation of the transactions contemplated hereby, it has not relied on any express or implied representations or warranties of any nature, oral or written, made by or on behalf of SUN, or any partner, director, officer, affiliate or representative of SUN, except for the representations or warranties of SUN set forth in Article III of this Agreement and the documents delivered by SUN in connection with the transactions contemplated hereby.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF SUN

SUN represents and warrants to the ETP Entities as of the date hereof as follows:

Section 3.1 Organization. SUN is a limited partnership duly formed, validly existing and in good standing under the Laws of the State of Delaware.

Section 3.2 Power and Authority; Enforceability.

(a) SUN has full limited partnership power and authority to execute and deliver the Transaction Documents to which it is a party and consummate the transactions contemplated thereby. The execution and delivery by SUN of the Transaction Documents to which it is a party, and the consummation of the other transactions contemplated by the Transaction Documents have been duly authorized by all requisite limited partnership or other organizational action on the part of SUN and no further consent, approval or action is required by or from SUN, the board of directors of Sunoco GP LLC, SUN’s unitholders or any of SUN’s creditors in connection with the transactions contemplated by the Transaction Documents. Assuming this Agreement has been duly authorized, executed and delivered by each of the ETP Entities, this Agreement constitutes a legal, valid and binding obligation of SUN, enforceable against SUN in accordance with its terms, subject to the Enforceability Exceptions. On the Closing Date, assuming the Assignments have been duly authorized, executed and delivered by each of the ETP Entities, as applicable, each Assignment will constitute a legal, valid and binding obligation of SUN, enforceable against SUN in accordance with its terms, subject to the Enforceability Exceptions.

Section 3.3 No Conflicts. The execution, delivery and performance by SUN of the Transaction Documents to which it is a party, and the transactions contemplated thereby, do not and will not (i) violate any Law applicable to SUN, (ii) conflict with any provision of the certificate of limited partnership or the limited partnership agreement of SUN, (iii) require or make necessary any consent, approval or other action of, or notice to, any Person under any agreement or other document or instrument to which SUN is a party or by which SUN, or any of their respective assets or properties, is bound, except for those that have been obtained or made prior to or on the date hereof, or (iv) conflict with, or result in a violation of, any agreement or other document or instrument to which SUN is a party or by which SUN, or any of their respective assets or properties, is bound.

Section 3.4 Litigation. There is no Proceeding pending or, to the knowledge of SUN, threatened against SUN, or against any officer, manager, partner or director of SUN, in each case related to the Subject Units or the transactions contemplated hereby. SUN is not a party or subject to any order, writ, injunction, judgment or decree of any court or Governmental Authority relating to the Subject Units or the transactions contemplated hereby.

Section 3.6 Governmental Authorizations. Except for any filings that may be required pursuant to Sections 13(d), 13(f), 13(g) and 16 of the Exchange Act, no consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any Governmental Authority is required on the part of SUN in connection with the execution, delivery and performance by SUN of the Transaction Documents to which it is a party.

Section 3.7 Financial Ability. SUN has and at the time of Closing will have, through a combination of cash on hand and funds available under existing credit, funds sufficient to satisfy its obligations under this Agreement and to consummate the transactions contemplated hereby.

ARTICLE IV

SURVIVAL

All representations and warranties contained in this Agreement shall survive the execution, delivery and performance of this Agreement for one year after the Closing Date.

ARTICLE V

CLOSING CONDITIONS

Section 5.1 Conditions to Closing. The obligations of each party to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions:

(a)	the representations and warranties of each of the Parties contained in this Agreement and any certificate or other writing delivered pursuant hereto shall be true and correct in all material respects on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects);

(b)	no Proceeding shall have been commenced against any of the Parties, which would prevent the consummation of the transactions contemplated hereby. No injunction or restraining order shall have been issued by any Governmental Authority, and be in effect, which restrains or prohibits any transaction contemplated hereby; and

(c)	each of the Parties shall have received the applicable closing deliverables as set forth in Section 1.2 and Section 1.3 of this Agreement.

ARTICLE VI

MISCELLANEOUS

Section 6.1 Interpretation. Unless the context of this Agreement otherwise requires:

(a) words of any gender include each other gender;

(b) words using the singular or plural number also include the plural or singular number, respectively;

(c) the terms “hereof,” “herein,” “hereby,” “hereto,” and similar words refer to this entire Agreement and not to any particular Article, Section, Clause, Exhibit, or Schedule or any subdivision of this Agreement;

(d) references to “Article,” “Section,” “Annex,” subsection or other subdivision are to the Articles, Sections, Annexes, subsections and other subdivisions respectively, of this Agreement unless explicitly provided otherwise;

(e) the words “include” or “including” shall be deemed to be followed by “without limitation” or “but not limited to” whether or not such words are followed by such phrases or phrases of like import;

(f) references to “this Agreement” or any other agreement or document shall be construed as a reference to such agreement or document as amended, modified or supplemented and in effect from time to time and shall include a reference to any document which amends, modifies or supplements it; and

(g) the word “or” shall not be exclusive.

Section 6.2 No Third-Party Beneficiaries. Nothing expressed or mentioned in this Agreement is intended or shall be construed to give any Person other than the Parties hereto and their respective successors or permitted assigns any legal or equitable right, remedy or claim under, in or in respect of this Agreement or any provision herein contained.

Section 6.3 Assignment. None of the Parties may assign all or any part of this Agreement without the prior written consent of the other Parties hereto.

Section 6.4 Amendment; Waiver. This Agreement may not be amended, modified, supplemented, or restated, nor may any provision of this Agreement be waived, other than through a written instrument adopted, executed and agreed to by each of the Parties hereto.

Section 6.5 Further Assurances. In connection with this Agreement and the transactions contemplated hereby, each of the Parties shall execute and deliver all such future instruments and take such further action as may be reasonably necessary or appropriate to carry out the provisions of this Agreement and the intention of the Parties.

Section 6.6 Notices. Any notice, demand or communication required or permitted under this Agreement shall be in writing and delivered personally, by reputable overnight delivery service or other courier or by certified mail, postage prepaid, return receipt requested, and shall be deemed to have been duly given as of the date of delivery if delivered personally or by overnight delivery service or other courier or on the date receipt is acknowledged if delivered by certified mail, addressed as follows; provided that a notice of a change of address shall be effective only upon receipt thereof:

If to SUN:

Sunoco LP

8111 Westchester Drive, Suite 400

Dallas, Texas 75225

Telephone: (214) 840-6934

Facsimile: (877) 627-8010

Attention: General Counsel

If to the ETP Entities:

Heritage Holdings, Inc.

ETP Holdco Corporation

8111 Westchester Drive, Suite 600

Dallas, Texas 75225

Telephone: (713) 989-7010

Facsimile: (713) 989-1212

Attention: General Counsel

Section 6.7 Entire Agreement; Supersede. This Agreement, and any other writings referred to herein or delivered pursuant hereto, constitutes the entire agreement among the Parties hereto with respect to the subject matter hereof and supersedes all prior contracts, agreements and understandings, whether oral or written, among the Parties with respect to the subject matter hereof.

Section 6.8 Governing Law. This Agreement shall be governed by and construed and interpreted in accordance with the Laws of the State of Delaware, without giving effect to any conflicts of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware.

Section 6.9 Consent to Jurisdiction. The Parties irrevocably submit to the exclusive jurisdiction of the Court of Chancery of the State of Delaware, and any state appellate court therefrom within the State of Delaware (or, only if the Court of Chancery of the State of Delaware declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware), for the purposes of any Proceeding arising out of this Agreement or the transactions contemplated hereby (and each Party agrees that no such Proceeding relating to this Agreement or the transactions contemplated hereby shall be brought by it except in such courts). The Parties irrevocably and unconditionally waive (and agree not to plead or claim) any objection to the laying of venue of any Proceeding arising out of this Agreement or the transactions contemplated hereby in the Court of Chancery of the State of Delaware, or any state appellate court therefrom within the State of Delaware (or, only if the Court of Chancery of the State of Delaware declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware) or that any such Proceeding brought in any such court has been brought in an inconvenient forum. Each of the Parties hereto also agrees that any final and non-appealable judgment against a Party hereto in connection with any Proceeding properly brought in accordance with the terms of this Agreement shall be conclusive and binding on such Party and that such award or judgment may be enforced in any court of competent jurisdiction, either within or outside of the United States. A certified or exemplified copy of such award or judgment shall be conclusive evidence of the fact and amount of such award or judgment.

Section 6.10 Specific Performance. The Parties agree that irreparable damage would occur and that there would be no adequate remedy at Law in the event that any of the provisions of this Agreement were not performed prior to termination of this Agreement in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the Court of Chancery of the State of Delaware without bond or other security being required, this being in addition to any other remedy to which they are entitled at law or in equity.

Section 6.11 Waiver of Jury Trial. EACH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION OR PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 6.12 Severability. Whenever possible, each provision of this Agreement will be interpreted in such a manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

Section 6.13 Headings. The descriptive headings used herein are inserted for convenience of reference only, do not constitute a part of this Agreement, and shall not affect in any manner the meaning or interpretation of this Agreement.

Section 6.14 Counterparts. This Agreement may be executed in any number of counterparts (including facsimile counterparts), all of which together shall constitute a single instrument.

Section 6.15 Effectiveness. This Agreement shall become effective when it shall have been executed by the Parties hereto.

[signature page follows]

IN WITNESS WHEREOF, each of the Parties has duly executed this Agreement as of the date first written above.

SUNOCO LP

By: Sunoco GP LLC, its general partner

By:	/s/ Thomas R. Miller
Name:	Thomas R. Miller
Title:	Chief Financial Officer

ETP HOLDCO CORPORATION

By:	/s/ Thomas E. Long
Name:	Thomas E. Long
Title:	Chief Financial Officer

HERITAGE HOLDINGS, INC.

By:	/s/ Thomas E. Long
Name:	Thomas E. Long
Title:	Chief Financial Officer

ANNEX A

Definitions

As used in this Agreement, the following terms have the meanings ascribed thereto below:

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Governmental Authority” means any federal, state, local or foreign government or any court, arbitral tribunal, administrative or regulatory agency, self-regulatory organization (including the New York Stock Exchange) or other governmental authority, agency or instrumentality.

“Law” means any applicable constitutional provisions, statute, act, code, common law, regulation, rule, ordinance, order, decree, ruling, proclamation, resolution, judgment, decision, declaration, or interpretation or advisory opinion or letter of a domestic, foreign or international Governmental Authority.

“Lien” means (i) any lien, hypothecation, pledge, collateral assignment, security interest, charge or encumbrance of any kind, whether such interest is based on the common law, statute or contract, and whether such obligation or claim is fixed or contingent (including any agreement to give any of the foregoing) and any option, trust or other preferential arrangement having the practical effect of any of the foregoing, other than in each case, the restrictions under applicable federal, state and other securities laws, the charter and/or bylaws of either of the ETP Parties, as applicable, and (ii) any purchase option, right of first refusal, right of first offer, call or similar right of a third party.

“Person” means any natural person, corporation, limited partnership, general partnership, limited liability company, joint stock company, joint venture, association, company, estate, trust, bank trust company, land trust, business trust, or other organization, whether or not a legal entity, custodian, trustee-executor, administrator, nominee or entity in a representative capacity and any Governmental Authority.

“Proceeding” means any action, suit, claim, hearing, proceeding, arbitration, investigation, audit, inquiry, litigation or mediation (whether civil, criminal, administrative or investigative) commenced, brought, conducted or heard by or before any Governmental Authority, arbitrator or mediator.

A-1